Exhibit 5.1

April 21, 2006

SkyWest, Inc.

444 South River Road

St. George, Utah 84790

Re:                               Registration Statement on Form S-8 filed by SkyWest, Inc. (the “Company”) with respect to the SkyWest, Inc. Employees’ Retirement Plan (the “Plan”)

Gentlemen:

We refer you to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended, for registration of 211,000 shares of common stock, no par value, of the Company (the “Common Shares”) that may be issued pursuant to the Plan to Plan participants.  It is our opinion that the Common Shares, when sold in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ PARR WADDOUPS BROWN GEE & LOVELESS